SELECTED FINANCIAL DATA

The following table sets forth certain selected financial data as of and for each of the five years in the period ended December 31, 2015, which is derived from the combined financial results of Tesoro Logistics LP predecessor (the “TLLP Predecessor”), our predecessor for accounting purposes, for periods presented through April 25, 2011, and the consolidated financial results of Tesoro Logistics LP (“TLLP”) for the period beginning April 26, 2011, the date TLLP commenced operations.

Effective July 1, 2016, we entered into an agreement to purchase certain terminalling and storage assets owned by Tesoro Corporation ("Tesoro") and was completed in two phases. On July 1, 2016, we completed the acquisition of the first phase consisting of tankage and ancillary facilities used for the operations at Tesoro’s Kenai Refinery. The second phase was completed on September 16, 2016 and consisted of refined product terminals in Anchorage and Fairbanks (together, the “Alaska Storage and Terminalling Assets”).

This transaction was a transfer between entities under common control. Accordingly, the financial information contained herein of the TLLP Predecessor and TLLP has been retrospectively adjusted to include the historical results of the Alaska Storage and Terminalling Assets for all periods presented. We refer to the historical results of the TLLP Predecessor and the Alaska Storage and Terminalling Assets collectively as our "Predecessors." Our Predecessors did not record revenue for intercompany trucking, terminalling, storage and short-haul pipeline transportation services.

The combined consolidated financial data presented below should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and our combined consolidated financial statements contained in this Form 8-K.

	Years Ended December 31,
	2015 (a)	2014 (a)	2013 (a)	2012 (a)	2011 (a)
	(In millions, except units and per unit amounts)
Statement of Operations Data
Total revenues (b)	$1,112	$600	$313	$164	$94
Net earnings	$270	$73	$18	$48	$11
Loss attributable to Predecessors	22	29	62	9	24
Income attributable to noncontrolling interest	(20)	(3)	—	—	—
Net earnings attributable to partners	$272	$99	$80	$57	$35
General partner’s interest in net earnings, including incentive distribution rights	$73	$43	$12	$3	$1
Common unitholders’ interest in net earnings	$199	$43	$46	$28	$17
Subordinated unitholders’ interest in net earnings	$—	$13	$22	$26	$17
Net earnings per limited partner unit:
Common - basic	$2.33	$0.96	$1.48	$1.90	$1.11
Common - diluted	$2.33	$0.96	$1.47	$1.89	$1.11
Subordinated - basic and diluted	$—	$0.62	$1.35	$1.47	$1.11
Weighted average limited partner units outstanding:
Common units - basic	84.7	54.2	31.5	16.6	15.3
Common units - diluted	84.8	54.2	31.6	16.7	15.3
Subordinated units - basic and diluted	—	5.6	15.3	15.3	15.3
Cash distribution per unit	$2.8350	$2.4125	$2.0175	$1.6050	$0.5948
Balance Sheet Data
Total assets	$4,909	$4,819	$1,560	$381	$260
Total debt, net of unamortized issuance costs (c)	$2,844	$2,544	$1,141	$344	$49
Cash Flows From (Used In)
Operating activities	$455	$162	$82	$72	$20
Investing activities	(317)	(2,673)	(394)	(128)	(16)
Financing activities	(141)	2,507	316	57	14
Increase (decrease) in cash and cash equivalents	$(3)	$(4)	$4	$1	$18
Capital Expenditures
Growth	$243	$200	$63	$81	$10
Maintenance (d)	53	50	23	13	10
Total capital expenditures	$296	$250	$86	$94	$20
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(a)
Includes the historical results related to the Partnership and Predecessors for every year presented, with the exception of the Alaska and Storage Terminalling Assets. For 2012 and 2011, recasted amounts are not shown because management does not believe presentation of these impacts is material to an investor's understanding of the Partnership's current operations.

(b)
Our Predecessors did not record revenue for transactions with Tesoro in the Terminalling and Transportation segment or for trucking services in the Gathering segment for the TLLP Predecessor prior to the Initial Offering on April 26, 2011, or for assets acquired in the Acquisitions from Tesoro prior to the effective date of each acquisition, with the exception of transportation regulated by the FERC and the North Dakota Public Service Commission on our High Plains System and the Regulatory Commission of Alaska tariffs charged to Tesoro on the refined products pipeline included in the West Coast Logistics Assets Acquisition.

(c)	Total debt includes capital lease obligations.

(d)	Maintenance capital expenditures include expenditures required to ensure the safety, reliability, integrity and regulatory compliance of our assets.

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